Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Felicia Spagnoli	Justine Alonzo
Media Relations	Investor Relations
Color Kinetics Incorporated	Color Kinetics Incorporated
617-701-2292	617-701-2272
fspagnoli@colorkinetics.com	jalonzo@colorkinetics.com

COLOR KINETICS ANNOUNCES EXECUTIVE TRANSITION

CEO George Mueller to step into Founder Chairman role,
President Bill Sims to add CEO role

Boston, MA — April 27, 2005 — Color Kinetics Incorporated (NASDAQ: CLRK), a pioneer of intelligent solid-state lighting systems and technologies, today announced a key executive transition in line with the company’s plans for growth. Co-founder and CEO George Mueller will step into an active role as full-time Founder Chairman. Bill Sims, currently serving his fourth year as the company’s President and COO, will become President and CEO. Both remain members of the company’s Board of Directors. The executive transition will be effective July 1, 2005.

“In my tenure as CEO of Color Kinetics, I have seen the company’s extraordinary transformation from a pioneering start-up with promising technology, to an established category leader in intelligent solid-state lighting,” said Mueller. “This is a perfect time to hand the reins to Bill, whose notable contributions to Color Kinetics’ success, vision for the company’s direction, and sharp focus on operational excellence make him an ideal leader in this fast-paced industry.
By every measure — revenues, product lines, partnerships and international expansion — Color Kinetics is thriving, and I look forward to helping drive the company’s continued success in my new role. Additionally, as Founder Chairman, I will devote my time more fully to working with industry thought leaders and influencers to propagate the greater cross-industry adoption of intelligent solid-state lighting.”

“I am very pleased to expand my role to President and CEO of Color Kinetics, as we continue to build on the exceptional momentum and technology leadership that have made us an industry front runner,” said Sims. “Under George’s leadership, Color Kinetics successfully differentiated itself with a unique, systems-based approach to intelligent solid-state lighting, a comprehensive intellectual property strategy, and solid brand recognition that still fuel the company today. Working alongside George in our new roles, we now look to accelerate growth with advanced products powered by next-generation technologies, strategic partnerships and initiatives that will support our ambitious efforts to lead the future of lighting.”

Mueller co-founded Color Kinetics in 1997 with Ihor Lys, CTO. He is the author of more than 20 patents pertaining to Color Kinetics’ core technology, which broke ground by applying microprocessor-controlled, multicolored, high-brightness LEDs to generate millions of colors and dynamic lighting effects without the cost and efficiency constraints of conventional lighting methods. He was instrumental in spearheading the company’s technical innovation, navigating its growth, and fostering the early adoption of intelligent solid-state lighting across a number of emerging markets. In 2004 he led the company to a number of important milestones, including the successful completion of its IPO in June.

Sims joined Color Kinetics in 2001 as President and COO with responsibility for driving the company’s sales, marketing, operations, and product development efforts. In that capacity he significantly expanded Color Kinetics’ direct and channel sales operations, grew the OEM and Licensing business to dozens of partners, implemented a world-class quality program, and oversaw the commercialization of many new lighting systems and technologies. He has more than 25 years of experience growing both established and emerging companies in the consumer products and technology industries, gained through senior positions at Zenith, JVC and e-SIM.

About Color Kinetics
Color Kinetics Incorporated (NASDAQ: CLRK) is a pioneer in the design, marketing and licensing of intelligent solid-state lighting systems and technologies. The company’s award-winning line of products applies the practical and aesthetic benefits of LEDs to transcend the limits of traditional light sources for use in high-performance lighting and OEM and licensing applications. Its products and technologies leverage a patented layer of digital intelligence, called Chromacore®, to generate and control millions of colors and dynamic lighting effects. Color Kinetics holds 38 patents and has over 130 patent applications pending that apply to many aspects of solid-state lighting technology. Founded in 1997, the company is headquartered in Boston, MA with offices in the UK, China, and a joint venture in Japan. More information can be found at www.colorkinetics.com.

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©2005 Color Kinetics Incorporated. All rights reserved. Chromacore, Color Kinetics, and the Color Kinetics logo are registered trademarks of Color Kinetics Incorporated. All other trademarks mentioned are the property of their respective owners.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Color Kinetics Incorporated’s business that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events and results. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s Registration Statement on Form S-1, File Number 333-114386, and in its Annual Report on Form 10-K for the Twelve Months Ended December 31, 2004, each as filed with the Securities and Exchange Commission.